                                                                 EXHIBIT 11.1
HealthDesk Corporation
Computation of Earnings per Share

                                                         Three Months Ended June 30,         Six Months Ended June 30,
                                                      -------------------------------    -------------------------------
                                                            1997             1998              1997              1998
                                                            ----             ----              ----              ----
Weighted average number of common shares
outstanding used for both Basic and Diluted
calculations.....................................         5,392,845         5,792,845        5,028,279         5,679,309
                                                      -------------     -------------    -------------     -------------

Net Loss.........................................     $   (1,081,264)   $     (857,070)  $  (2,282,906)    $  (1,601,377)
                                                      ==============    ==============   =============     =============

Basic net loss per share.........................     $        (0.20)   $        (0.15)  $        (0.45)   $        (0.28)
                                                      ==============    ==============   ==============    ==============
Diluted net loss per share.......................     $        (0.20)   $        (0.15)  $        (0.45)   $        (0.28)
                                                      ==============    ==============   ==============    ==============